Exhibit 99.1

Investor Relations Contact:	Media Contacts:
Emily Pietrzak	Davida Dinerman/Amy Burnis
MedAvant Healthcare Solutions	Schwartz Communications
925-765-4410	781-684-0770
epietrzak@medavanthealth.com	medavant@schwartz-pr.com
MEDAVANT ANNOUNCES $20 MILLION FINANCING
Atlanta, GA – December 7, 2005 – MedAvant (formerly ProxyMed) (NASDAQ: PILL), a leader in healthcare technology services, today announced it has signed a $20 million financing arrangement with Laurus Master Fund, LTD.
“This funding provides MedAvant with the capital necessary to continue its strategic initiatives in healthcare technology and positions the Company for long-term operational and financial success,” said John Lettko, CEO of MedAvant. “Laurus is a strong partner who is enthusiastic about investing in this space as they expand their investment portfolio. The agreement is ideal for us as it offers maximum flexibility with minimal equity dilution, allowing us to take advantage of opportunities in the marketplace as they arise and better manage our cash flow.”
Details on the terms of the Laurus agreement are available in MedAvant’s 8-K, filed with the Securities and Exchange Commission.
About MedAvant
MedAvant, a leader in healthcare technology services, provides healthcare transaction processing, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare suppliers. To facilitate these services, MedAvant operates Phoenix™, a highly scalable and secure national information platform, which supports real-time direct connectivity and transaction processing between providers and payers, chain and independent pharmacies and clinical laboratories. For more information about MedAvant, please visit the company’s website at http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.

ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (the “Company”) cautions that any forward-looking statements contained in this document are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from such statements. Some of these factors are described in the Safe Harbor statement below. Except for the historical information contained herein, the matters discussed in this document may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors. In particular, no assurances can be given regarding the success or rate of adoption of any particular product or service, or that the Company’s products or services will achieve growth or market penetration, that the Company will receive any specific level of funding, or that the Company will achieve revenue sufficient to timely pay all loan payments. For further cautions about the risks of investing in the Company, we refer you to the documents the Company files from time to time with the Securities and Exchange Commission, particularly the Company’s Form 10-K/A for the year ended December 31, 2004, and Form 10-Q for the fiscal quarter ending September 30, 2005. The Company is not undertaking to update this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.